ORGANICELL REGENERATIVE MEDICINE, INC.
3321 COLLEGE AVE, SUITE 246
DAVIE, FL 33314

February 9, 2023

Mr. Ian Bothwell

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Re: February 2023 Amendment to August 2022 Amendment and Employment Agreement ("**February 2023 Amendment**")

Dear Ian:

Reference is made to that certain amendment agreement dated August 19, 2022 ("**August 2022 Amendment**") to the Amended and Restated Executive Employment Agreement dated June 29, 2020 (the "**Employment Agreement**"), by and between Organicell Regenerative Medicine, Inc., a Nevada corporation (the "**Company**") and Ian Bothwell ("**Executive**"). In connection with the capital and management restructuring of the Company, the Company and Executive agree to further amend the August 2022 Amendment and the Employment Agreement, effective as of the date of the last to sign ("**Effective Date**"), as follows:

Section 3(a) of the Employment Agreement shall be amended and replaced in its entirety as follows:

(a) **Base Salary**. The Executive's annual base salary shall be three hundred thousand dollars ($300,000), retroactive to January 1, 2019 (together with any subsequent increases thereto as hereinafter provided, the "**Base Salary**").

Notwithstanding the above, the Executive's Base Salary shall be reduced from Three Hundred Thousand and 00/100 Dollars ($300,000.00) per year to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per year ("**Reduced Salary**") effective the pay period November 30, 2022 through such time that net revenues from operations is breakeven when calculating the Executive's salary and the salaries of others agreeing to a salary reduction without the agreed upon reductions ("**Salary Reduction Period**"). Said Executive further waives the right to receive all accrued but unpaid compensation as of July 31, 2022. In exchange therefor, the Company shall issue to Executive ten-year warrants to purchase up to 30,000,000 shares of the Company's common stock at a price of $0.02 per share, in the form attached hereto as **Exhibit A,** and a cash payment of $50,000. There is no obligation of the Company to repay that portion of Base Salary that has been reduced during the Salary Reduction Period.

Section 4 (c)(ii) of the Employment Agreement (Termination by Company for Cause) shall be amended and replaced in its entirety as follows:

"in carrying out his duties hereunder, the executive commits gross negligence or intentional misconduct resulting in material harm to the Company, commits theft, embezzlement or conversion of Company assets, or willfully disparages the Company, its board members, shareholders, employees, investors or advisors;"

Section 5 of the Employment Agreement (**Compensation Upon Termination**) shall be amended and replaced in its entirety as follows:

5. Compensation Upon Termination:

(a) If the Executive's employment with the Company is terminated for Cause pursuant to Section 4(c), the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid salary (consisting of Base Salary and/or Reduced Salary as the case may be) as of the Termination Date; and (ii) unpaid expense reimbursements as of the Termination Date only.

(b) Upon termination of Executive except for Cause, Executive shall be entitled to severance equal to one month's Base Salary times the number of years of service with the Company, with it being expressly acknowledged and agreed that Executive's service with the Company has been uninterrupted since the Executive began serving the Company in 2016.

The Company and Executive agree that except as amended or modified hereby, the Employment Agreement and the August 2022 Amendment are valid, ratified, approved and confirmed and remain in full force and effect.

In addition to the above amendments to the Employment Agreement and August 22 Amendment, the Parties have also agreed to the following:

1. Reimbursement Of Expenses. Executive shall be obligated to repay $44,661.07 of past reimbursements paid by the Company as of October 31, 2022 in error. The terms of the repayment shall be a pro rata monthly payment beginning with that pay period immediately after the Salary Reduction Period.
2. Release of Company by Executive. Executive, and each and every one of its affiliates, respective predecessors, successors and assigns, hereby releases, acquits and forever discharges Company, from and with respect to any and all claims, complaints, grievances, demands, debts, contracts, agreements, invoices, liabilities, obligations, suits, costs, expenses, rights, actions, and causes of action, of whatever nature, character or description, whether known or unknown, related to the employment of Executive. This release shall not be construed or otherwise deemed as a release of any rights to enforce this Agreement.
3. General Release of Executive by Company. It is hereby acknowledged that this is a general release. In consideration of the agreements herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each and every one of its officers, directors, respective predecessors, successors and assigns, hereby releases, acquits and forever discharges Executive from and with respect to any and all claims, complaints, grievances, demands, debts,

contracts, agreements, invoices, liabilities, obligations, suits, costs, expenses, rights, actions, and causes of action, of whatever nature, character or description, whether known or unknown, suspected or unsuspected, which the Company now has, may have or has ever had against the Executive by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up to the date of the execution hereof. This release shall not be construed or otherwise deemed as a release of any rights to enforce this Agreement.

If the foregoing correctly set forth our agreement, please countersign this letter agreement below.

Very truly yours,

ORGANICELL REGENERATIVE MEDICINE, INC.

By: ______________________________
Chuck Bretz, Chairman, Company's Compensation Committee

ACCEPTED AND AGREED TO THIS 9th DAY OF FEBRUARY, 2023

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Ian Bothwell